Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment”) is entered into this 21st day of January, 2010, by and between American Patriot Financial Group, Inc., a Tennessee corporation (the “Company”), American Patriot Bank, a Tennessee state-banking corporation (the “Bank”), and John Donald Belew (the “Executive”).

WHEREAS, the Bank and the Executive are parties to that certain employment agreement dated August 26, 2009 (the “Employment Agreement”), pursuant to which the Executive serves as Chief Executive Officer of the Bank;

WHEREAS, pursuant to Section 2 of the Employment Agreement, the parties have agreed that, on the date on which the Company receives the approval of the Federal Reserve Bank of Atlanta for the hiring of the Executive as an executive officer of the Company or the date after which the Federal Reserve Bank of Atlanta may no longer object to the appointment of the Executive as an executive officer of the Company, the Company would execute an addendum to the Employment Agreement to appoint the Executive as the Chief Executive Officer of the Company;

WHEREAS, on October 16, 2009, the Federal Reserve Bank of Atlanta approved the hiring of the Executive as an executive officer of the Company; and

WHEREAS, the Company, the Bank and the Executive desire to amend the Employment Agreement to reflect the Executive’s appointment as the Chief Executive Officer of the Company in addition to his prior position and duties as Chief Executive Officer of the Bank.

NOW THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1.           Capitalized Terms.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

2.           Amendment to Employment Agreement. Section 3(a) of the Employment Agreement is hereby deleted in its entirety and replaced by the following:

(a)           Chief Executive Officer.  During the Term, the Executive shall serve as Chief Executive Officer of the Company and the Bank performing duties commensurate with the position and such additional duties as the Company’s or the Bank’s Board of Directors or a committee thereof (collectively referred to as the “Board”) shall determine.  Executive agrees to abide by all by-laws, policies, practices, procedures or rules of the Company and the Bank.  The Executive shall primarily perform his duties under this Agreement at the Bank’s offices in Greeneville, Tennessee.

3.           Except as expressly modified hereby, the Employment Agreement shall remain in full force and effect.

4.           This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed as of the date first above written.

AMERICAN PATRIOT FINANCIAL GROUP, INC.

By:	/s/ William J. Smead
Name:	William J. Smead
Title:	Chairman

AMERICAN PATRIOT BANK

By:	/s/ William J. Smead
Name:	William J. Smead
Title:	Chairman

EXECUTIVE

/s/ John Donald Belew
John Donald Belew